UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2005

JPMORGAN CHASE & CO.

(Exact name of registrant as specified in its charter)

Delaware	1-5805	13-2624428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

270 Park Avenue New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(212) 270-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 28, 2005, JPMorgan Chase & Co., a Delaware corporation (“JPMorgan Chase”), and its subsidiary J.P. Morgan Invest Inc., a Delaware corporation (“JPMI”), entered into a Sale and Purchase Agreement (the “Agreement”) with E*TRADE Financial Corporation, a Delaware corporation (the “Buyer”). Under the terms of and subject to the conditions set forth in the Agreement, JPMorgan Chase and JPMI agreed to sell the BrownCo on-line deep discount brokerage business conducted by JPMI’s subsidiary, J.P. Morgan Invest, LLC (“JPMInvest LLC”), to the Buyer for approximately $1.6 billion in cash.

The Agreement

Pursuant to the terms of the Agreement, at the closing, the Buyer will acquire all of the limited liability company interests in JPMInvest LLC from JPMI. Certain client accounts and related assets and technology assets of JPMInvest LLC will not be included in the sale and will be transferred to an affiliate of JPMorgan Chase at or prior to the closing.

JPMorgan Chase, JPMI and the Buyer have made customary representations, warranties and covenants in the Agreement, including, among others, covenants to conduct JPMInvest LLC’s business in the ordinary course consistent with past practice during the interim period between the execution of the Agreement and the consummation of the transaction. In addition, the parties have made certain additional customary covenants including, among others, covenants (i) governing access to the books and records and customer information relating to the business, (ii) restricting JPMI and its affiliates from conducting certain competing businesses for a specified period post-closing, (iii) governing the level of employee benefits to JPMInvest LLC’s employees following the closing and (iv) for the parties to use their reasonable best efforts to take all actions necessary to consummate the transaction.

The consummation of the transaction is subject to customary conditions, including (i) the termination or expiration of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, (ii) the absence of any injunction, restraining order or decree of a governmental authority preventing the closing, (iii) obtaining certain consents and approvals from governmental authorities, (iv) subject to certain exceptions, the accuracy of the representations and warranties of each party and (v) material compliance of each party with its obligations, covenants and agreements.

The Agreement contains customary termination rights for both the Buyer and JPMorgan Chase and JPMI, as well as customary reciprocal post-closing indemnities.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 99.1 hereto and is incorporated in this report by reference.

A copy of the press release announcing the execution of the Agreement is attached as Exhibit 99.2 and is incorporated in this report by reference.

Cautionary Statements

The Agreement has been included to provide investors with information regarding its terms. Except for its status as the contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described above, the Agreement is not intended to be a source of factual, business or operational information about the parties.

The representations, warranties and covenants made by the parties in the Agreement are qualified, including by information in the schedules referenced in the Agreement that JPMI delivered in connection with the execution of the Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing these matters as facts. Furthermore, they may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to investors. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this filing. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s results to differ materially from those described in the forward-looking statements can be found in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and in the 2004 Annual Report on Form 10-K for the year December 31, 2004 of JPMorgan Chase, each filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Sale and Purchase Agreement, dated September 28, 2005

99.2	Press Release, dated September 29, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPMORGAN CHASE & CO. Registrant

Date: October 3, 2005	By:	/s/ ANTHONY J. HORAN
	Name:	Anthony J. Horan
	Title:	Secretary